                                                                     EXHIBIT 2.2





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               VFINANCE.COM, INC.,

                           COLONIAL ACQUISITION CORP.,

                      COLONIAL DIRECT FINANCIAL GROUP, INC.

                                       AND

                       MICHAEL GOLDEN AND BEN LICHTENBERG


                              AS OF JANUARY 3, 2001

                                TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
ARTICLE I.        THE MERGER AND RELATED MATTERS..................................................   2

ARTICLE II.       CONVERSION OF SHARES............................................................   3

ARTICLE III.      REPRESENTATIONS, WARRANTIES AND
                  COVENANTS OF SELLER.............................................................  10

ARTICLE IV.       REPRESENTATIONS, WARRANTIES AND COVENANTS
                  OF BUYER........................................................................  36

ARTICLE V.        COVENANTS OF THE SHAREHOLDERS...................................................  41

ARTICLE VI.       COVENANTS OF BUYER..............................................................  49

ARTICLE VII.      CLOSING.........................................................................  50

ARTICLE VIII.     POST-CLOSING OBLIGATIONS........................................................  56

ARTICLE IX.       INDEMNIFICATION; DUE DILIGENCE; CONFIDENTIALITY.................................  60

ARTICLE X.        GENERAL PROVISIONS..............................................................  70


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                       SCHEDULE OF SCHEDULES AND EXHIBITS


SCHEDULE 1.0      List of Subsidiaries

SCHEDULE 2.1      Buyer Options

SCHEDULE 2.2      Additional Options

SCHEDULE 3.1      List of CDFG Officers and Directors

SCHEDULE 3.2(a)   List of CDFG Capital Stock Shareholders and Dividends

SCHEDULE 3.2(b)   List of options, warrants, calls, rights, etc.

SCHEDULE 3.3      List of Officers and Directors of Subsidiaries

SCHEDULE 3.4      Merger Agreement Conflicts

SCHEDULE 3.6      Charter or Bylaw Violations in regards to Merger Agreement

SCHEDULE 3.7(a)   CDFG Audited Consolidated Financial Statements

SCHEDULE 3.8 Employment Agreements, Consulting Agreements or Similar Agreements and/or Arrangements for CDFG and/or Subsidiaries

SCHEDULE 3.9 Employee Welfare Benefit Plans maintained or contributed to by CDFG or Subsidiaries

SCHEDULE 3.10 Actions or Proceedings Pending against CDFG or Subsidiaries before any court, governmental body or arbitration tribunal

SCHEDULE 3.12     Material Violations

SCHEDULE 3.13 Title to Properties; Encumbrances for all of the properties and assets (real, personal, and mixed, tangible and intangible) reflected on the Financial Statements for CDFG and Subsidiaries

SCHEDULE 3.14 CDFG and Subsidiaries' assets and inventory (including stocks, bonds, warrants and other securities, etc.)


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SCHEDULE 3.16     List of all Broker/Dealer State Licenses held and all State
                  Licenses held for Individual Insurance Agents and/or Insurance Agency

SCHEDULE 3.17 All Leases and Other Agreements for the Use of Property to which each of CDFG or any Subsidiary is a party

SCHEDULE 3.18 Any and All Customer Agreements with Seller, CDFG and/or any Subsidiary which, when taken in aggregate, would constitute a material portion of either CDFG's or any Subsidiary's business (in excess of 10% of their respective businesses) which intends to discontinue the use of any service provided

SCHEDULE 3.19 All Accounts and Safety Deposit Boxes with Banks or Other Financial Institutions Maintained By or on Behalf of CDFG or any Subsidiary

SCHEDULE 3.20 Any Agreements by CDFG or any Subsidiary Relating to Patents, Trademarks, Trade Names, Copyrights, Technology, Know-how or Processes which are material to the conduct of its business as currently conducted

SCHEDULE 3.21     List of Undisclosed Liabilities of CDFG and its Subsidiaries

SCHEDULE 3.22 List of All Federal, State, Local, and Foreign Tax Reports and Returns required to be filed by or on behalf of CDFG or any Subsidiary which were not filed or which were filed late and a list of any IRS audits with the outcomes of such audit(s)

SCHEDULE 3.23 List of All Insurance Policies for CDFG or any Subsidiary currently in effect (with expiration dates)

SCHEDULE 3.24 Lists of all written agreements, contracts, and commitments of each of CDFG and any Subsidiary or by which each of CDFG and any Subsidiary is bound, which (i) create indebtedness for money borrowed or any Liens, (ii) (x) involve or may involve payments by or to CDFG or any Subsidiary of more than $25,000, and (y) cannot be terminated by either CDFG or such Subsidiary without penalty upon notice of 60 days or less, or (iii) are material to the business, financial condition, or operations of either CDFG or such


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

                  Subsidiary, as a whole, or which impose material restrictions or obligations (other than the payment of money) on either CDFG or any Subsidiary

SCHEDULE 3.29     CDFG and First Colonial Broker/Dealer Regulatory Approvals

SCHEDULE 4.3      Material Violations List

SCHEDULE 4.10     Buyer Employee Welfare Benefit Plans

SCHEDULE 7.1 Material adverse changes in the business, financial condition or operations of CDFG or any Subsidiary since December 31, 1999

SCHEDULE 8.7      List of Golden Obligations

SCHEDULE 10.6 List of any broker services used by CDFG or any Subsidiary in connection with the transaction contemplated by this Agreement

EXHIBIT A         Certificate of Designations, Preferences and Rights of Series
                  A Preferred Stock

EXHIBIT B         Closing Escrow Agreement and Pledge and Security Agreement

EXHIBIT C         Employment Agreement Pledge and Security Agreement

EXHIBIT D         [Omitted]

EXHIBIT E         [Omitted]

EXHIBIT F         Stockholders' Agreement

EXHIBIT G         Seller Opinion of Counsel

EXHIBIT H         Buyer Opinion of Counsel

EXHIBIT I Certificate of Designations, Preferences and Rights of Series B Preferred Stock

EXHIBIT J         Loan Side Letter

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement") is made and entered into as of this 3rd day of January, 20001, by and among vFINANCE.COM, INC., a Delaware corporation (the "Buyer"), COLONIAL ACQUISITION CORP., a Delaware corporation ("Merger Sub"), Colonial Direct Financial Group, Inc., a Delaware corporation ("CDFG"), and Michael Golden and Ben Lichtenberg (each such individual being hereinafter referred to individually as a "Shareholder" and together as the "Shareholders").

                              W I T N E S S E T H

         A. The Shareholders own a majority of the issued and outstanding common stock, par value $.01 per share, of CDFG (the "CDFG Common Stock");

         B. CDFG owns all of the issued and outstanding capital stock, equity interests, warrants, options or claims to ownership interests of any sort whatsoever of the entities listed on Schedule 1.0 hereto (the "Subsidiaries");

         C. Buyer owns all the outstanding shares of capital stock of Merger Sub;

         D. Buyer and the Shareholders desire to merge Merger Sub with and into CDFG (the "Merger") with the result that the shares of CDFG Common Stock will be exchanged for shares of common stock of Buyer, par value $.01 per share (the "Buyer Common Stock"); and

         DE.      The parties hereto desire, but can provide no assurances, that the Merger constitute a tax-free reorganization for federal income tax purposes under Section 368(a)(ii)(e) of the Internal Revenue Code, as amended, and the regulations thereunder (the "Code").

         NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                         THE MERGER AND RELATED MATTERS

         1.1 The Merger. Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file a certificate of merger (the "Certificate Of Merger") executed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "Delaware Law") and shall make all other filings or recordings required under the Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Buyer and CDFG shall agree and specify in the Certificate of Merger (the time the Merger becomes effective is herein referred to as the "Effective Time"). At the Effective Time and subject to the terms and conditions of this Agreement and in accordance with the Delaware Law, the Merger shall have the effects set forth herein and in Section 259 of the Delaware Law, as follows:

         (1)      Merger Sub shall be merged with and into CDFG;

         (2)      the separate existence of Merger Sub shall cease; and

         (3) CDFG shall continue as the surviving corporation (the "Surviving Corporation").


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         1.2.     Certificate of Incorporation; By-laws. The certificate of
incorporation and by-laws of CDFG, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation and by-laws of the Surviving Corporation.

         1.3 Taking of Necessary Action; Further Action. The Buyer, CDFG and the Shareholders, respectively, shall take all such further action as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby, including, without limitation, the Merger. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and possession of all assets, properties, rights, privileges, powers and franchises of CDFG or Merger Sub, the officers and directors of such corporations are fully authorized in the name of the respective corporations or otherwise to take, and shall take, all such lawful or necessary action.

                                   ARTICLE II

                              CONVERSION OF SHARES

         2.1 Conversion of Shares. In accordance with the terms and conditions hereof and at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of CDFG or Merger Sub:

                  (A) Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation;


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

                  (B) Each share of capital stock of CDFG held in the treasury of CDFG or owned by any subsidiary of CDFG immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                  (C) Each issued and outstanding share of CDFG Common Stock (other than shares to be canceled in accordance with 2.1(B) or shares as to which appraisal rights, if any, have been exercised in accordance with
Section 2.3) shall be converted into the right to receive the number of fully paid and nonassessable shares of Buyer Common Stock determined by dividing (x) the number of issued and outstanding shares of CDFG Common Stock (other than shares to be canceled in accordance with 2.1(B)) as of immediately prior to the Effective Time by (y) 5,750,000, provided however, that Buyer shall not in any event be required hereunder to issue more than an aggregate of 5,750,000 shares of Buyer Common Stock. All such shares of CDFG Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of CDFG Common Stock shall cease to have any rights with respect thereto, except the right to receive Buyer Common Stock upon surrender of such certificate in accordance herewith;

                  (D) Each issued and outstanding share of Series A Preferred Stock, par value $.01 per share, of CDFG (the "CDFG Preferred Stock"), other than shares to be canceled in accordance with 2.1(B) or shares as to which appraisal rights, if any, have been exercised in accordance with Section 2.3, shall be converted into the right to receive one
(1) fully paid and nonassessable share of Series A Preferred Stock, par value $.01 per share, of Buyer (the "Buyer Preferred Stock"), having the terms substantially as set forth in Exhibit A hereto. All such shares of CDFG Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of CDFG Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Buyer Preferred Stock upon surrender of such certificate in accordance herewith; and

                  (E) At the Effective Time, each outstanding option to purchase a share of CDFG Common Stock (an "Option") shall be deemed to constitute an option (a "Buyer Option") to acquire, on the same terms and conditions as were applicable under such Option (including vesting), the same number of shares of Buyer Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares otherwise purchasable pursuant to such Option divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to such Option in accordance with the foregoing; provided, however, that any unvested Options shall be deemed to vest ratably over four years, commencing at the Effective Time. Schedule 2.1 sets forth the holder of each such Buyer Option. At or prior to the Effective Time, CDFG shall make all necessary arrangements to permit the assumption of the unexercised Options by Buyer pursuant to this paragraph. Effective at the Effective Time, Buyer shall assume each Option in accordance with the terms of the plan under which it was issued and the stock option agreement by which it is evidenced.

         For purposes of this Agreement, the Buyer Common Stock and the Buyer Preferred Stock to be issued in accordance with this Section 2.1 shall be collectively referred to as the "Merger Consideration."

         2.2 Additional Options. In connection with the Merger, Buyer shall also grant options to key employees as set forth on Schedule 2.2 hereof.

         2.3 Appraisal. Notwithstanding Section 2.1(C), shares of CDFG Common Stock or CDFG Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such shares in accordance with the Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such shares of CDFG Common Stock or CDFG Preferred Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. CDFG shall give Buyer prompt notice of any demands received by CDFG for appraisal of shares of CDFG Common Stock or CDFG Preferred Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. CDFG shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.


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

         2.4 No Registration of Buyer Common Stock or Buyer Preferred Stock. The Buyer shall be under no obligation to register with the United States Securities and Exchange Commission (the "SEC") or any other state or local agency any of the Buyer Common Stock or the Buyer Preferred Stock (or any shares of stock issuable upon conversion of the Buyer Preferred Stock) to be acquired by the shareholders of CDFG pursuant to the Merger and accordingly, such stock may only be sold in accordance with Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended (the "1933 Act") and other applicable federal and state law. All Buyer Common Stock issued to the Shareholders shall bear the following legend:

         THESE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS DESCRIBED IN THE STOCKHOLDERS' AGREEMENT DATED AS OF JANUARY 3, 2001, A COPY OF WHICH IS AVAILABLE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The shares issuable pursuant to the Buyer Options shall have the registration rights set forth in Section 6.6 hereof.

         2.5 No Price Protection. The shares of Buyer Common Stock and Buyer Preferred Stock comprising the Merger Consideration will not be subject to any price protection guarantee or "floor" from the Buyer. However, the exchange ratios specified in Section 2.1 hereof shall be adjusted proportionately for any stock split, stock dividend or similar event with respect to the Buyer Common Stock or Buyer Preferred Stock from and after the date hereof through the Effective Date.


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

         2.6 Closing Escrow. A closing escrow (the "Closing Escrow") with a term of six months shall be established to retain (ratably from each Shareholder) twenty percent (20%) of the shares of Buyer Common Stock issuable to the Shareholders hereunder (the "Closing Escrow Shares") in accordance with the terms of the escrow agreement and related stock pledge agreement (collectively the "Closing Escrow Agreement") substantially in the form attached hereto as Exhibit B.

         2.7 Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Sims Moss Kline & Davis LLP, attorneys for Buyer, in Atlanta, Georgia on a mutually agreed date within five (5) business days following the parties' determination that all conditions to their respective obligations hereunder (other than those requiring an exchange of a certificate, opinion, or other documents at the Closing or the taking of other action at, or concurrently with, the Closing) have been fulfilled, or such other time and place as the parties may mutually agree. In the event that at the Closing no conditions to the obligations of the parties hereto exist which have not been satisfied or waived, the parties shall (i) deliver to each other at Closing the certificates, opinions, and other documents required to be delivered at Closing under Article VII and (ii) at the Closing, or as soon as practicable thereafter, the Buyer shall cause the Merger to be consummated.

         2.8 Adjustment Based Upon Minimum Required Focus Net Capital and Combined Net Working Capital Deficit. The parties acknowledge that the Merger Consideration has been determined in part in reliance upon CDFG's combined net working capital deficit (current assets less current liabilities, determined in accordance with generally accepted accounting principles) and First Colonial Securities Group, Inc.'s ("First Colonial") minimum required net capital (determined in accordance with the rules and regulations promulgated by the SEC) as of October 31, 2000. If at Closing, said combined net working capital deficit is greater than $950,000 (the "Minimum Combined Net Working Capital") and/or said net capital of First Colonial is less than $350,000 (the "Minimum Required Focus Net Capital"), the Shareholders shall immediately cure said shortfall(s) by delivering certified funds in the amount(s) thereof to Buyer. The Buyer shall have the right, in its sole discretion, to utilize part or all of the Closing Escrow Shares to satisfy part or all of the Shareholders' obligations hereunder; and for such purposes, the Closing Escrow Shares shall be valued at their Market Value, as herein defined, as of the date such shares are released from escrow to the Buyer. For purposes hereof, the term "Market Value" shall mean the arithmetic average of the Closing Bid Prices, as herein defined, for the Buyer Common Stock for each of the twenty
(20) consecutive trading days ending with the trading day immediately prior to the date as of which the Market Value is to be determined; and the term "Closing Bid Price" shall mean, for any date, the last closing bid price of such security on the principal securities exchange or trading market where the Buyer Common Stock is listed or traded as reported by a reputable reporting service selected by Buyer, or if no such closing bid price is so reported, the last closing trade price of such security as reported by a reputable reporting service selected by Buyer. If the Closing Bid Price cannot be calculated for the Buyer Common Stock on any such date in accordance with the foregoing, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by Buyer.

         2.9 Funding Contingency. The Buyer, on the one hand, and the Shareholders, on the other, both agree that the transactions contemplated by this Agreement are contingent upon the Buyer contributing $500,000 to CDFG at the Closing to be used for working capital and other general corporate purposes, but not to repay any loans made by any Shareholder to CDFG or any affiliate (a "Shareholder Loan").

                                   ARTICLE III

                           REPRESENTATIONS, WARRANTIES
                        AND COVENANTS OF THE SHAREHOLDERS

         CDFG and the Shareholders hereby jointly and severally represent, warrant and covenant to Buyer as set forth in this Article III. Such representations, warrants and covenants shall be true as of the date of this Agreement and as of the Closing.

         3.1 Organization and Corporate Status of CDFG. CDFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CDFG has the corporate power to own or lease its properties and to carry on its business as now being conducted. CDFG is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification is required. CDFG has made available to Buyer a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. Schedule 3.1 lists the directors and officers of CDFG and all names under which CDFG or any Subsidiary has transacted business as of the date of this Agreement.

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         3.2      CDFG Capital Structure.

                  (a) The authorized capital stock of CDFG consists of 20,000,000 shares of CDFG Common Stock, of which 4,392,052 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 authorized shares of CDFG Preferred Stock, 150,000 shares of which have been designated Series A Preferred Stock and 122,500 shares of which are issued and outstanding as of the date of this Agreement. The CDFG capital stock outstanding as of the date of this Agreement, including the CDFG Common Stock and the CDFG Preferred Stock (the "CDFG Capital Stock") is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 3.2 (a) hereof. All outstanding shares of CDFG Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of CDFG or any agreement to which CDFG is a party or by which it is bound. All of the outstanding shares of CDFG Capital Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by CDFG) in compliance with all applicable federal and state securities laws. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the CDFG Preferred Stock are as set forth in CDFG's Certificate of Incorporation. There are not outstanding any adjustments made or required to be made to the conversion rates applicable to the CDFG Preferred Stock set forth in CDFG's Certificate of Incorporation. Other than the dividend description and amounts listed in Schedule 3.2(a), there are no declared or accrued but unpaid dividends or distributions of privately placed securities with respect to any shares of

CDFG Common Stock or CDFG Preferred Stock; and no holder of CDFG Preferred Stock has exercised (or given any notice to exercise) any right to convert his holdings into CDFG Common Stock. CDFG has no capital stock authorized, issued or outstanding other than the CDFG Common Stock and the CDFG Preferred Stock. The requisite vote required to approve the Merger under applicable law, CDFG's Certificate of Incorporation, CDFG's Bylaws, and any other agreement to which CDFG or any other stockholder of CDFG is bound is the affirmative vote of a majority of the outstanding shares of the CDFG Common Stock.

          The Shareholders own both beneficially and of record, and have good and marketable title to, the CDFG Common Stock reflected as owned by them on
Schedule 3.2(a), free and clear of any mortgage, pledge, lien, encumbrance, security interest, restriction, charge or claim of any kind (collectively, "Liens"); and such CDFG Common Stock is not subject to any restrictions or limitations prohibiting or restricting transfer, other than restrictions on transferability imposed generally on securities by federal or state securities laws, none of which will prevent the transactions contemplated hereby.

         (b) Except as listed on Schedule 3.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which CDFG is a party or by which it is bound, obligating CDFG to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of CDFG or obligating CDFG to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. Except as listed on Schedule

3.2(b), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to CDFG.

         (c) All of CDFG's capital stock has been issued in reliance upon and pursuant to validly exercised exemptions from registration; and CDFG has complied with all applicable federal and state laws governing its periodic offerings and issuance of such capital stock.

         3.3 Subsidiary Capital Structure. Other than the Subsidiaries, CDFG does not have and has never had any subsidiaries or affiliated companies. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The authorized and issued capital stock of each Subsidiary is as set forth on Schedule 3.3. Each Subsidiary has the corporate power to own and lease its properties and to carry on its business as now being conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. A true and correct copy of each Subsidiary's charter documents and bylaws, each as amended to date, has been made available to Buyer. Schedule 3.3 lists the directors and officers of each Subsidiary as of the date of this Agreement. All of the shares of capital stock of each Subsidiary are owned of record and beneficially solely by CDFG free and clear of any Liens; and said shares are not subject to any restrictions or limitations prohibiting or restricting transfer, other than restrictions on transferability imposed generally on securities by federal or state securities laws, none of which will prevent the transactions contemplated hereby. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which it is bound obligating any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of any Subsidiary or obligating any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary.

         All of each Subsidiary's capital stock has been issued in reliance upon and pursuant to validly exercised exemptions from registration; and each Subsidiary has complied with all applicable federal and state laws governing its periodic offering and issuance of shares of such capital stock.

                  3.4 Authority; Enforceability. Each Shareholder and CDFG has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CDFG and each Subsidiary. CDFG's Board of Directors has approved the Merger and this Agreement. This Agreement and the other agreements and instruments contemplated hereby have been or will be duly executed and delivered by the Shareholders and CDFG and constitute or will constitute the valid and binding obligation of the Shareholders and CDFG, enforceable in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by the Shareholders and CDFG does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (a "Conflict") under: (i) any provision of the Certificate of Incorporation or Bylaws of CDFG or any charter document of any Subsidiary or
(ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CDFG or any Subsidiary or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") or any third party, including a party to any agreement with CDFG or any Subsidiary (so as not to trigger any Conflict) is required by or with respect to CDFG or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the approval of (or the termination of the requisite waiting period without objection of) NASD Regulation, Inc. to the transactions contemplated hereby (the "NASD Approval"); (ii) the filings of the Certificate of Merger with the Delaware Secretary of

State, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) such other consents, waivers, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would have a material impact on CDFG.

         3.5 Partnerships. Neither CDFG nor any Subsidiary owns an interest, directly or indirectly, in any general limited partnership or limited liability company.

         3.6 No Violation. Except as set forth in Schedule 3.6 and subject to obtaining the NASD Approval, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby:

                  (a) Violate any provision of the charter or Bylaws of CDFG or any Subsidiary;

                  (b) Violate, are in conflict with, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or require the consent or approval of any other person under, or cause or permit the acceleration of the maturity of, or excuse performance by any person of its obligations under or by any such person to terminate, any debt, obligation, contract, commitment or other agreement to which any Shareholder, CDFG or any Subsidiary is a party or by which either is bound.

                  (c) To the knowledge of any Shareholder, CDFG, or any Subsidiary, result in the creation or imposition of any Lien upon any property or assets of any Shareholder, CDFG, or any Subsidiary under any debt, obligation, contract, commitment or other agreement to which either is a party or by which either is bound.

                  (d) Violate any statute, rule, regulation or other law or self-regulatory organization standards and rules or any judgment, decree or order or regulation or rule of any court or governmental authority or arbitration tribunal binding upon any Shareholder, CDFG or any Subsidiary or violate or result in the revocation, cancellation, suspension or adverse modification of any franchise, license, permit or other governmental authorization or approval of any Shareholder, CDFG or any Subsidiary.

                  (e) Require the consent, approval, authorization or permit of, or notification to any governmental authority, except for any applicable filings with and approval by the National Association of Securities Dealers, Inc. ("NASD"), or the SEC.

         3.7      Financial Statements.

                  The Shareholders have delivered to Buyer complete and correct copies of (i) audited, consolidated financial statements for CDFG and its subsidiaries for the fiscal years ended December 31, 1998 and 1999; (ii) reviewed consolidated financial statements for CDFG and its subsidiaries for the six month period ended June 30, 2000; and (iii) unaudited consolidated financial statements for CDFG and its subsidiaries for the ten month period ended October 31, 2000 (all such financial statements being referred to herein collectively as the "Financial Statements" and attached as Schedule 3.7(a) hereof). The Financial Statements include but are not limited to statements of operations for, and balance sheets and related statement of cash flows and related statements of changes in financial position as at, the relevant date. The Financial Statements (x) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, (y) are accurate and complete in all material respects and fairly represent the financial position of CDFG and its subsidiaries on a consolidated basis, and the results of operations and cash flows for the periods specified, and (z) the Shareholders have provided Buyer, upon the execution of this Agreement, with certificates of the chief financial officer of CDFG certifying that such is the case. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements except as expressly noted therein.

         3.8      Labor and Employment Contract Plans. Except as disclosed in
Schedule 3.8, neither CDFG nor any Subsidiary is a party to any (a) employment agreements, consulting agreements or similar arrangements which will survive the Closing, (b) pension, profit-sharing, bonus, incentive compensation, deferred compensation, stock option or stock purchase plans, or other arrangements, agreements or plans providing for employee benefits (including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, or related benefits) (collectively, the "Plans") under which employees of CDFG or any Subsidiary will continue to be eligible after Closing or which Plans are qualified under ERISA (as hereinafter defined) or (c) collective bargaining or union contracts. Schedule 3.8 contains an accurate and complete list as of the date of this Agreement of the names and current salary or payment rates (expressed on an annual basis) of all persons (including independent commission agents) employed by or under contract with CDFG or any Subsidiary whose current rate of pay which, including any bonus or indirect compensation, if annualized, will result in such person earning in excess of $50,000 per year. There is no pending or, to any Shareholder's, CDFG's or any Subsidiary's knowledge, threatened labor dispute, strike, work stoppage, or union campaign against CDFG or any Subsidiary or which threatens to affect in any materially adverse way CDFG's or any Subsidiary's business or assets. CDFG and each Subsidiary have complied in all material respects with all of its obligations under the arrangements, agreements and plans listed in Schedule 3.8 and with all applicable laws relating to the employment of labor, including without limitation all provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other similar taxes. There are no violations of such obligations or laws which are material to CDFG or any Subsidiary.

         3.9 ERISA. There are no "Pension Plans" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), which apply to CDFG or any Subsidiary which: (a) have not been operated in compliance with ERISA and IRC Sec. 401 or Sec. 501; (b) have, on a plan termination basis, any unfunded liabilities or any liabilities to the Pension Benefit Guaranty Corporation; or (c) have had any prohibited transactions under IRC Sec. 4975 or ERISA Sec. 406, any accumulated funding deficiencies (as defined in ERISA Sec. 2302 or IRC Sec. 412), reportable events (as defined in ERISA Sec. 4043) or plan termination (as defined in Title 17 of ERISA or IRC Sec. 411). Neither CDFG nor any Subsidiary maintains plans outside the United States. Except as set forth in Schedule 3.9, neither CDFG nor any Subsidiary maintains or contributes to any employee welfare benefit plan, as such term is defined in ERISA, whether insured or otherwise, and each such welfare plan is in material compliance with the provisions of ERISA. Neither CDFG nor any Subsidiary has been obligated to contribute to any "multi employer plan" or "multiple employer plan" (as such terms are defined in ERISA Sec. 4001). Except as set forth in Schedule 3.9, no filing, application or other matter with respect to any of such plans is pending with the Internal Revenue Service, Pension Benefit Guaranty Corporation, United States Department of Labor or other governmental body, none of such plans has been terminated since September 1, 1974, neither the Pension Benefit Guaranty Corporation, nor any other person has taken any action to terminate any of such plans (and to the best of the Shareholders', CDFG's and any Subsidiary's knowledge, there exists no basis for any such action) and no trustee has been appointed by any court or governmental body to administer any thereof.

         3.10     Litigation.

                  (a) Schedule 3.10 accurately identifies all complaints, actions, demands and proceedings of any nature commenced or settled within the past four years or pending as of the date hereof by, against or with respect to any Shareholder, CDFG, any Subsidiary or any officer, director, employee or independent contractor of CDFG or any Subsidiary before any court, governmental body, agency, self regulatory organization ("SRO") or arbitration tribunal, together with the status thereof as of the date hereof except for Non-Material Claims, as hereinafter defined. For purposes hereof, a "Non-Material Claim" shall be a complaint, action, demand or proceeding which (a) seeks only monetary relief, and (b) in which the monetary relief sought does not exceed the sum of $10,000 in any individual case and the sum of $50,000 for all Non-Material Claims in the aggregate. Except as disclosed in Schedule 3.10, neither any Shareholder, CDFG nor any Subsidiary (nor any officer, director, employee or independent contractor of CFG or any Subsidiary) has received on or prior to the date hereof notice of the commencement or pendency of any governmental or self regulatory investigation, enforcement action or inquiry involving any Shareholder, CDFG, any Subsidiary, any officer, director, employee or independent contractor of CDFG or any Subsidiary or involving any securities offered, solicited, sold, placed, underwritten or traded for their own account or for the account of others by CDFG or any Subsidiary.

                  (b) Except as disclosed in Schedule 3.10, there has, as of the date hereof, no communication, whether oral or written, and no action or proceeding, whether threatened or pending, against any Shareholder, CDFG or any Subsidiary, which questions the validity or legality of this Agreement or any action taken or to be taken pursuant hereto or the consummation of the transactions contemplated hereby or which, if determined, would materially and adversely affect the business, financial condition or operations CDFG or any Subsidiary.

                  (c) Except as disclosed on Schedule 3.10, neither CDFG, any Subsidiary nor the Shareholders are aware of any pending or threatened demand, complaint, action, proceeding, investigation or inquiry relating to the past or current sales practices, supervisory activities or securities dealings of any employee of any Subsidiary who is deemed to be an NASD associated person.

                  (d) The Shareholders shall give Buyer prompt written notice of the commencement of any communication, demand, complaint, action, proceeding, inquiry or investigation involving any Shareholder, CDFG, any Subsidiary or the officers, directors, employees, independent contractors or associated persons of CDFG or any Subsidiary after the date hereof that would be required to be described on Schedule 3.10 had such communication, demand, complaint, action, proceeding, inquiry or investigation been initiated on the date hereof.

                  (e) Schedule 3.10 accurately identifies all settlements, compromises, releases and consent orders to which any Shareholder, CDFG or any Subsidiary are parties and which have not been satisfied in full as of the date hereof.

         3.11 Court Orders and Decrees. Neither CDFG, any Subsidiary nor their officers or directors is in violation of any term of any judgment, decree, injunction, award, sanction or order of any court, governmental agency, self-regulatory organization or arbitration tribunal outstanding against it or him or by which it or he is bound. To the knowledge of the Shareholders, CDFG, or any Subsidiary, there is no such outstanding judgment, decree, injunction, or order which could reasonably be expected to have a material effect upon the financial condition, operations or business of CDFG or any Subsidiary.

         3.12     Compliance with Instruments, Laws, Etc. Except as disclosed on
Schedule 3.12, neither CDFG nor any Subsidiary is in violation of or has received any notice of a violation of (a) any provision of its charter or bylaws, or any agreement pertaining to indebtedness, (b) any provision of any other obligation, contract, commitment, or other agreement or (c) any federal or state law, regulation, rule or administrative order.

         3.13     Title to Properties; Encumbrances. Except as disclosed on
Schedule 3.13, CDFG and each Subsidiary have good title to all of the properties and assets (real, personal, and mixed, tangible and intangible) reflected on the Financial Statements or acquired since October 31, 2000 and in each case are free and clear of all Liens except, (a) materialman's, mechanic's, carrier's, worker's, repairman's, and other similar liens arising or incurred in the ordinary course of business or statutory landlord's liens under leases to which it is a party, provided, however, that either the underlying obligation is not in default or such obligation or Lien is being contested in good faith and adequate reserves have been established for the payment or discharge of such Lien to the extent required by generally accepted accounting principles; (b) Liens disclosed in the Financial Statements; and (c) Liens for taxes not yet delinquent or the validity or amount of which are being contested in good faith, provided, however, that adequate reserves have been established for the payment of such taxes to the extent required by generally accepted accounting principles. The rights, properties and assets of CDFG and each Subsidiary include all the rights, properties and assets necessary for CDFG and each Subsidiary to conduct its businesses in the same manner as currently conducted.

         3.14 Inventory and Assets. CDFG and each Subsidiary's inventory and assets (including stocks, bonds, warrants and other securities) are listed in
Schedule 3.14. The assets
listed in Schedule 3.14 are assets that CDFG and each Subsidiary will retain, own, and maintain upon Closing and generally includes all assets relating to the operation of the financial services and securities businesses of CDFG and each Subsidiary. The fixed assets currently in use or necessary for the business and operations of CDFG and each Subsidiary are in good operating condition, normal wear and tear permitted, and have been maintained in accordance with all manufacturer's specifications and warranties.

         3.15 Technical Facilities. The technical facilities utilized by CDFG and each Subsidiary are in good operating condition, subject to normal wear and tear, are suitable for the purpose for which they are used and are adequate and sufficient for all of the current operations of CDFG and each Subsidiary.

         3.16     Status of Licenses.

                  (a) CDFG and each Subsidiary have all state, federal and SRO registrations and licenses that are necessary for their businesses and operations, including, without limitation, (i) a broker-dealer license for First Colonial with the NASD, (ii) registration by First Colonial as a broker-dealer with the SEC, (iii) state licenses to conduct business as a broker-dealer in all of the states listed on Schedule 3.16, and (iv) individual insurance agent and/or insurance agency licenses for all of the states listed on Schedule 3.16 (collectively, the "Licenses"). Except as set forth in Schedule 3.16, all such Licenses are valid and in full force and effect and will remain valid and in full force and effect for the benefit of Buyer at and following the Closing. The Shareholders' personal Licenses to transact the business and operations of CDFG and First

Colonial shall be made available and shall be usable by Buyer to continue the business of CDFG and First Colonial without interruption at and after the Closing, and such Licenses shall remain in full force and effect and usable by Buyer, CDFG and First Colonial so long as the Shareholders remain employed by Buyer and/or CDFG or First Colonial. All of the state and federal Licenses of CDFG and each Subsidiary in their businesses and operations are set forth on
Schedule 3.16. Except as disclosed thereon as of the Closing, the Licenses identified on Schedule 3.16 are in full force and effect and have not been suspended, modified in any material adverse respect, canceled or revoked, and each of CDFG and each Subsidiary has operated and will continue to operate in compliance with all material terms thereof or any renewals thereof.

                  (b) Except as identified on Schedule 3.16, all other material permits, concessions, grants, franchises, and other governmental authorizations and approvals necessary for the conduct of the businesses of CDFG and each Subsidiary, as currently conducted, have been duly obtained, are in full force and effect, have not been suspended, modified, canceled or revoked, and CDFG and each Subsidiary has operated and, until the Closing, will continue to operate in compliance with all applicable renewals thereof.

                  (c) Except as described in Schedule 3.16, none of the Shareholders, CDFG, or any Subsidiary has notice of, and there is not pending, as of the date hereof, any application, petition, objection, or other pleading with any governmental body having jurisdiction or authority over any part of the business or operations either CDFG or any Subsidiary, which question the validity of or contests any License or which, if accepted or granted, would result in the revocation, cancellation, suspension, or any material adverse modification of any license, permit, concession, grant, franchise, or other License of either CDFG or any Subsidiary.

                  (d) The Shareholders shall give Buyer prompt written notice of the filing of any material application, petition, objection or other pleading after the date hereof that would be required to be described on
Schedule 3.16 had such action occurred prior to the date hereof.

         3.17     Status of Leases and Agreements.

                  (a) Schedule 3.17 identifies completely and accurately each lease and other agreement for the use of property to which each of CDFG or any Subsidiary is a party.

                  (b) Except as disclosed in Schedule 3.17, all leases and other agreements for the use of property to CDFG or any Subsidiary, or by which any of them are bound, are in full force and effect and neither the Shareholders, CDFG, nor any Subsidiary has received any notice of termination or cancellation of any such lease or other agreement. There is no breach or default by any of the Shareholders, CDFG, or any Subsidiary of any such lease and other agreement which could result in the termination or cancellation thereof, or the imposition of damages against any of the Shareholders, CDFG, or any Subsidiary. The Shareholders agree to assist Buyer in assuming the leases set forth on
Schedule 3.17.

         3.18 Customer Agreements. Except as provided in Schedule 3.18, none of the Shareholders, CDFG, or any Subsidiary has any current customers which, when taken in the aggregate, would constitute a material portion of either CDFG's or any Subsidiary's business (in excess of 10% of their respective businesses) which intends to discontinue the use of any service provided by either of CDFG or any Subsidiary, including if the transactions contemplated hereby are consummated.

         3.19 Bank Accounts. Schedule 3.19 identifies all accounts and safety deposit boxes with banks or other financial institutions maintained by or on behalf of CDFG or any Subsidiary, together with the authorized signatories to such accounts.

         3.20     Patents, Trade Names, Trademarks, Licenses, Etc.

                  (a) Except as provided in Schedule 3.20, neither CDFG nor any Subsidiary owns or has licensed or otherwise has the right to use any patents, trademarks, trade names, copyrights, technology, know-how and processes which are material to the conduct of its business as currently conducted.

                  (b) Schedule 3.20 accurately identifies all computer software (other than non-customized software generally available under "shrink-wrap" licenses and carrying an original purchase price of $1000 or less) used by CDFG or any Subsidiary which CDFG or any Subsidiary will continue to have the right to use after the Closing, including, but not limited to, that used for financial reporting purposes, online internet based trading and customer account management, engineering functions and studies, and inventory control.

                  (c) The consummation of the transactions contemplated hereby will not alter or impair in any material respect any intellectual property rights of CDFG or any Subsidiary. No claims have been asserted against CDFG or any Subsidiary by any person contesting the use by CDFG or any Subsidiary of any patents, trademarks, trade names, copyrights, technology, know-how, or processes or challenging or questioning the validity or enforceability of any license or other right to use any patent, trademark, trade name, copyright, technology, know-how or processes, and to the best of the Shareholders' knowledge, there is no valid basis for any such claim and the use of such patents, trademarks, trade names, copyrights, technology, know-how or processes by CDFG or such Subsidiary does not infringe on the rights of any person.

         3.21     No Undisclosed Liability.

                  (a) Except as disclosed in Schedule 3.21, as of October 31, 2000, and as of the Closing, neither CDFG nor any Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, whatsoever which are required under generally accepted accounting principles to be disclosed or reserved in the Financial Statements.

                  (b) Neither the Shareholder, CDFG nor any affiliate of any thereof has been involved in any capacity in connection with securities placements, incentive banking or other financial or advisory services for Westmark Resolution Corporation or any affiliate thereof.

         3.22     Taxes and Tax Returns.

                  (a) Except as set forth in Schedule 3.22, all federal, state, local, and foreign tax reports and returns required to be filed by or on behalf of CDFG or any Subsidiary have been duly filed on a timely basis and all taxes, including, without limitation, income, gross receipts, ad valorem, value added, turnover, sales, use, personal property (tangible and intangible), stamp leasing, lease, user, leasing, excise, franchise, transfer, fuel, excess profits, occupational (including without limitation, deposits required by law to be made with respect to withholding taxes for employees) and interest equalization, and other charges of federal, state, local or foreign taxing authorities, including all interest and penalties or late charges on the foregoing (the "Taxes") attributable to the periods covered by such reports and returns which the Shareholders and CDFG and the Subsidiaries believe in good faith to be due have been duly paid. The Shareholders, CDFG and the Subsidiaries believe in good faith that all such reports and returns relating to CDFG and each Subsidiary have been prepared in accordance with all laws and regulations pertaining thereto.

                  (b) The reserves for taxes maintained by CDFG and each Subsidiary, all of which constitute current liabilities reflected in the Financial Statements, will be adequate under generally accepted accounting principles to cover the liability of such entities for all Taxes for all periods ending on or prior to the Closing.

                  (c) There are no tax Liens upon any property or assets of CDFG or any Subsidiary other than Liens for Taxes not yet delinquent or the validity or amount of which are being contested in good faith and for the payment of which adequate reserves have been established to the extent required by generally accepted accounting principles.

                  (d) Schedule 3.22 sets forth the latest taxable period for which the federal income tax returns of CDFG or any Subsidiary have been examined by the Internal Revenue Service and the income taxes due as a result of such examination have been finally determined. Schedule 3.22 sets forth all proposed adjustments which have been raised in writing by the Internal Revenue Service in any examination in respect of CDFG or any Subsidiary, which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other tax period of CDFG or any Subsidiary not so examined. Except to the extent set forth in Schedule 3.22:

                           (i) all deficiencies and assessments resulting from examination of federal, state, and local tax returns and reports of CDFG or any Subsidiary have been paid;

                           (ii) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local, or foreign return or report of CDFG or any Subsidiary for any period; and

                           (iii) there are no agreements by the Shareholders, CDFG, or any Subsidiary for the extension of the time for the assessment of any Taxes.

                  (e) The Shareholders, CDFG, and the Subsidiaries do not currently have, nor at any time have had, in effect a tax sharing or similar tax allocation agreement among and between each other, other than:

                           (i)      an election to allocate consolidated federal
income tax liability pursuant to Reg. Sec. 1.1552l(a)(1) and Reg. Sec. 1.1502-33(d)(2)(ii);

                           (ii)     an allocation of federal, state and local
income and franchise taxes for financial statement purposes; and

                           (iii)     any election as to a tax sharing or similar
tax allocation method which is deemed to be made under any federal, state or local tax laws as a result of the filing of a combined or consolidated tax return.

                  (f) True copies of all federal income tax returns of CDFG and each Subsidiary for the prior three completed tax years have been heretofore delivered to Buyer. CDFG, the Subsidiaries and the Shareholders are not bound by any contractual obligation to indemnify any other person or entity with respect to any Taxes.

         3.23 Insurance. CDFG and each Subsidiary are covered as of the date hereof under valid, outstanding, enforceable insurance policies as disclosed on
Schedule 3.23. As to each pending arbitration and litigation matter asserted against CDFG or any Subsidiary and/or its officers, directors or employees where errors and omissions insurance coverage exists, subject to any reservations of rights set forth in Schedule 3.23, the insurance carrier is providing and paying for defense counsel over and above the policy deductible. With respect to said insured matters, no awards have been entered. Each of CDFG and each Subsidiary will continue to cover themselves under such insurance policies in accordance with each of CDFG's and such Subsidiary's normal business practice from the date hereof through the Closing. Such insurance policies are in full force and effect and all premiums due thereon have been paid through the date of this Agreement and will be paid or accrued, at a minimum, in accordance with generally accepted accounting principles through the Closing. There are no pending claims which have been made under any such insurance policies. CDFG and each Subsidiary have delivered any notices and demands to the carrier insuring said policies according to the term(s) thereof.

         3.24     Contracts.

                  (a) Schedule 3.24 lists all written agreements, contracts, insurance arrangements and commitments of CDFG and each Subsidiary or by which each of CDFG and each Subsidiary is bound (complete copies of which have been previously provided to Buyer), which (i) create indebtedness for money borrowed or any Liens, (ii) (x) involve or may involve payments by or to CDFG or any Subsidiary of more than $25,000 individually, and (y) cannot be terminated by either CDFG or such Subsidiary without penalty upon notice of 60 days or less, or (iii) are material to the business, financial condition, or operations of CDFG or any Subsidiary, as a whole, or which impose material restrictions or obligations (other than the payment of money) on either CDFG or any Subsidiary. To the best of the Shareholders', CDFG's, and each Subsidiary's knowledge, there are no oral agreements, contracts, or commitments of either CDFG or any Subsidiary or by which CDFG or any Subsidiary are bound in excess of $50,000 in the aggregate.

                  (b) Each of the agreements, contracts, and commitments listed on Schedule 3.24 is valid and in full force and effect, and (i) there is no material default thereunder or claim of default or notice of cancellation thereunder and (ii) there has not occurred any event which, with the passage of time or the giving of notice (or both), would constitute a default thereunder, in any case either on the part of either CDFG or any Subsidiary or, to the best of the Shareholders', CDFG's, or any Subsidiary's knowledge, on the part of any other party thereto.

                  (c) Except as set forth on Schedule 3.24, there is no agreement, contract or commitment which limits the right of CDFG or any Subsidiary to engage in any business or compete with any person.

                  (d) The Shareholders have delivered or made available to Buyer complete and correct copies of all written agreements, contracts and commitments identified on any Schedule to this Agreement, together with all written amendments thereto and waivers and consents with respect thereto.

         3.25 Full Disclosure. Except as disclosed in this Agreement, no fact exists which the Shareholders have not disclosed to Buyer which has or may have a material adverse effect on the consummation of the transactions contemplated hereby or on the financial condition, operations or business of CDFG or any Subsidiary.

         3.26 Changes. Since October 31, 2000, CDFG and each Subsidiary each have conducted their respective businesses only in the ordinary and normal course consistent with reasonable business practice and have done none of the acts described in subparagraph 5.1(b).

         3.27 Certain Transactions. None of the officers, directors, or employees of CDFG or any Subsidiary is presently a party to any transaction with CDFG or any Subsidiary (other than for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments or sales commission or fees to or from any such officer, director or employee or, to the knowledge of the Shareholders, any corporation, partnership, trust, or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner. Other than $1,000,000 in principal amount of Shareholder Loans extended by Michael Golden to CDFG, there are no sums owed by CDFG or any Subsidiary to any employee, officer or director of CDFG or any Subsidiary, other than sums owed in respect of wages for services rendered and expense reimbursement in the ordinary course of business, all of which sums are reasonable and consistent with prior practice.

         3.28 Investment Intent; Accredited Investor Status. Each of the holders of the CFDG Common Stock and the CDFG Preferred Stock is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, and has sufficient knowledge and experience in business and financial matters that he or she is capable of evaluating the merits and risks of an investment in the Buyer Common Stock to be acquired by him or her pursuant to the Merger.

         3.29     Regulatory Compliance.

                  (a) CDFG and each Subsidiary have prepared, have made entries upon and have maintained their books and records in compliance with the laws, rules, regulations and standards of all federal, state and self regulatory organizations that govern CDFG's and each Subsidiary's operations.

                  (b) CDFG and each Subsidiary have conducted their operations (including but not limited to personnel supervision, sales practices and net capital maintenance) in compliance in all material respects with the laws, rules, regulations and standards of all federal, state and self regulatory organizations that govern CDFG's and each Subsidiary's operations and have maintained all registrations and licenses necessary to their operations as required by any governmental authority and self regulatory organization.

                  (c) Each Subsidiary has performed its activities, duties and responsibilities as a broker, dealer, finder, underwriter or placement agent in connection with any private offering, sale or placement of securities in compliance with the laws, rules, regulations and standards of all federal, state and self regulatory organizations that govern such activities, duties and responsibilities.

                  (d) CDFG and each Subsidiary have conducted reasonable due diligence investigations into the issuers of those private securities which CDFG or such Subsidiary have underwritten, offered, sold or placed with any investors.

                  (e) CDFG and First Colonial have obtained all regulatory approval necessary to operate branches as a broker-dealer in the locations listed in Schedule 3.29.

                  (f) The Shareholders, CDFG, each Subsidiary and the officers and directors of CDFG and each Subsidiary are not under investigation by, have not been (and are not aware of any circumstance which would result in their being) investigated by, not been the subject of inquiry or an enforcement action by and not been sanctioned by or entered into any consent order or settlement with, any state or federal agency or administrative body or any self regulatory organization except as identified on Schedule 3.29.

         3.30 Maintenance of Books and Records. CDFG and each Subsidiary have consistently maintained all corporate governance records and instruments; capital stock transfer records; financial and accounting records; tax records; and records reflecting the brokering, offering, underwriting, placing and sale of securities in the ordinary course of business.

         3.31 The Shareholders' Representations and Warranties: The Shareholders know of no fact which would cause any representation or warranty of any Shareholder, CDFG or any Subsidiary contained in this Agreement to not be true and complete in all material respects.

                                   ARTICLE IV

                           REPRESENTATIONS, WARRANTIES
                             AND COVENANTS OF BUYER

         Buyer represents, warrants and covenants as set forth in this Article
IV. Except as set forth in any filing made by the Buyer with the SEC, such representations, warrantees and covenants shall be true as of the date of this Agreement and as of the Closing.

         4.1 Organization, Standing and Capitalization of Buyer and Merger Sub. Buyer and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have full corporate power and authority to carry on its business and operations as currently conducted. The authorized capital stock of Buyer consists of 25,000,000 shares of Buyer Common Stock and 2,500,000 shares of preferred stock. As of

October 31, 2000, 15,045,067 shares of Buyer Common Stock were issued and outstanding and no shares of preferred stock were issued or outstanding. Buyer has sufficient authorized and unreserved shares to effect the transactions contemplated hereby.

         4.2 Authority; Enforceability. Buyer and Merger Sub have full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Buyer and Merger Sub have taken all action required by law, their Certificates of Incorporation, their Bylaws or otherwise to authorize the execution and delivery of this Agreement and the consummation of transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by duly authorized officers of Buyer and Merger Sub and constitutes the valid and binding obligation of Buyer and Merger Sub enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. The shares of Buyer Common Stock to be issued hereunder shall, upon their issuance in accordance herewith, be validly issued, fully paid and nonassessable.

         4.3 No Violation. Except as set forth in Schedule 4.3 and subject to obtaining the regulatory approvals, neither the execution and delivery of this Agreement nor the consideration of the transactions contemplated hereby will:

                  (a) Violate any provision of the Certificate of Incorporation or Bylaws of Buyer or Merger Sub;

                  (b) Violate, be in conflict with, constitute a default (or event which, with or without due notice or of time, or both, would constitute a default) under, or require the consent or approval of any other person under, or cause or permit the acceleration of the maturity of, any debt, obligation, contract, commitment or other agreement (i) to which Buyer or Merger Sub is a party, and (ii) which is material to the business or financial condition of Buyer or Merger Sub;

                  (c) Result in the creation or imposition of any material Lien upon any property or assets of Buyer or Merger Sub under any debt, obligation, contract, commitment other agreement to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub is contractually bound; or

                  (d) Violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority or arbitration tribunal binding upon Buyer or Merger Sub.

         4.4 Investment Intent. Buyer is acquiring the CDFG Common Stock through the Merger for its own account and not with a view to, or for resale in connection with, the distribution thereof.

         4.5 Litigation. There is on the date hereof no action, suit or proceeding pending or, to Buyer's knowledge, threatened against or involving Buyer or Merger Sub before any court, governmental agency or arbitration tribunal, which, if determined, would materially and adversely affect the ability of Buyer or Merger Sub to consummate the transactions provided for herein. Neither Buyer nor Merger Sub is in violation of any term of any judgment, decree, injunction or order outstanding against it or them, which violation would have a material and adverse effect on the ability of Buyer or Merger Sub to consummate the transactions provided for herein. Buyer shall give CDFG prompt written notice of the commencement of any action, proceeding or investigation involving Buyer or Merger Sub after the date hereof that would, if adversely determined, materially and adversely affect the ability of Buyer or Merger Sub to consummate the transactions provided for herein.

         4.7 Compliance with Instruments, Laws, Etc. To the best of Buyer's knowledge, Buyer is not in violation of and has not received any notice of violation of (a) any provision of its charter or Bylaws, or any material agreement pertaining to indebtedness, (b) any material provision of any other obligation, contract, commitment, or other agreement, or (c) any material federal or state law, regulation, rule or administrative order.

         4.8 Buyer's Representations and Warranties. Buyer knows of no fact which would cause any representation or warranty of Buyer contained in this Agreement to not be true and complete in all material respects.

         4.9 No Undisclosed Liability. As of the Closing, Buyer has no material liabilities, whether absolute, accrued, contingent or otherwise, whatsoever which are required under generally accepted accounting principles to be disclosed or reserved in Buyer's financial statements.

         4.10     Benefit Plans.   There are no "Pension Plans" within the
meaning of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), which apply to Buyer which: (a) have not been operated in compliance with ERISA and IRC Sec. 401 or Sec. 501; (b) have, on a plan termination basis, any unfunded liabilities or any liabilities to the Pension Benefit Guaranty Corporation; or (c) have had any prohibited transactions under IRC Sec. 4975 or ERISA Sec. 406, any accumulated funding deficiencies (as defined in ERISA Sec. 2302 or IRC Sec. 412), reportable events (as defined in ERISA Sec. 4043) or plan termination (as defined in Title 17 of ERISA or IRC Sec. 411). Buyer does not maintain plans outside the United States. Schedule 4.10 sets forth all material employee welfare benefit plans, as such term is defined in ERISA, maintained by Buyer, whether insured or otherwise, and each such welfare plan is in material compliance with the provisions of ERISA. Buyer has not been obligated to contribute to any "multi employer plan" or "multiple employer plan" (as such terms are defined in ERISA Sec. 4001).

         4.11 Changes. Since November 30, 2000, Buyer has conducted its business only in the ordinary and normal course consistent with reasonable business practices in all material respects.

         4.12     Taxes and Tax Returns.

                  (a) All federal, state, local, and foreign tax reports and returns required to be filed by or on behalf of Buyer have been duly filed on a timely basis and all material Taxes attributable to the periods covered by such reports and returns which Buyer believes in good faith to be due have been duly paid. Buyer believes in good faith that all such reports and returns have been prepared in accordance with all material laws and regulations pertaining thereto.

                  (b) The reserves for taxes maintained by Buyer, all of which constitute current liabilities reflected in the Financial Statements, will be adequate in all material respects under generally accepted accounting principles to cover the liability of such entities for all Taxes for all periods ending on or prior to the Closing.

                  (c) There are no material tax Liens upon any property or assets of Buyer other than Liens for Taxes not yet delinquent or the validity or amount of which are being contested in good faith and for the payment of which adequate reserves have been established to the extent required by generally accepted accounting principles.

                                    ARTICLE V

                          COVENANTS OF THE SHAREHOLDERS

         5.1 Conduct of Business Pending Closing. From the date hereof and until the Closing or the termination hereof, the Shareholders warrant and covenant that, pending and as a condition precedent to Closing, except otherwise consented to in writing by Buyer or as contemplated by this Agreement:

                  (a)      It shall cause CDFG and each Subsidiary :

                           (i)      to conduct its business only in the ordinary
and normal course consistent with reasonable business practice and past practice;

                           (ii)     to use its best efforts to promote its
business and retain its customers, managers, employees, licensors, and contractors; and

                           (iii)    except for transactions in the ordinary and
normal course of business consistent with reasonable business practice, and without being required to make any unusual expenditures or suffer any unusual losses, to use its best reasonable efforts:

                                    (w)     to keep the organization of its
business intact, to preserve and maintain its assets, and to preserve the good will of its suppliers, customers and others having business relations with it;

                                    (x)     to preserve the relationships and
goodwill between it and its employees and keep Buyer advised of any changes in personnel that would affect its long-term operations;

                                    (y)     to continue to carry its existing
insurance, subject to variations in amounts required by the ordinary operations of its business and any increases mutually agreed upon by the Shareholders and Buyer; and

                                    (z)     to comply with and perform the
leases and other agreements to which it is a party or by which it is bound.

                  (b)      It shall not permit CDFG or any Subsidiary to:

                           (i)      incur any indebtedness, obligation or
liability which would be characterized as a long term liability under generally accepted accounting principles;

                           (ii)      merge or consolidate with, or purchase
substantially all of the assets of, or otherwise acquire, any business of any corporation, partnership, association or other business organization or division thereof;

                           (iii)     vary significantly its business methods and
practices with its present and prospective customers and subscribers, including but not limited to the price and terms upon which it offers its service except to the extent consistent with the ordinary and normal course of business;

                            (iv)    grant any increase in salaries payable or to
become payable or grant any bonus to any officer, employee, agent, or representative;

                           (v)      increase benefits payable to any officer,
employee, agent, or representative under any Plan of CDFG or any Subsidiary or by which CDFG or any Subsidiary will be bound after Closing or create, become bound by or modify any such Plan.

                           (vi)     grant any bonus, advance, compensation,
loan, severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers, or employees;

                           (vii)    enter into, become bound by or modify, or
unless required by law, engage in any negotiations with respect to, any collective bargaining or union agreement or commitment;

                           (viii) enter into any employment or consulting
agreement or other such agreement not terminable by its terms without penalty or payment on 30 days or less notice after the Closing with any person;

                           (ix)     declare, set aside, or pay any dividend or
make any distribution in respect of its equity securities;

                           (x)      purchase, redeem, or otherwise acquire any
of its equity securities or reclassify, split up or otherwise dispose of any of such equity securities;

                           (xi)     issue, sell or otherwise dispose of any of
its equity securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity securities;

                           (xii)    change its accounting method or treatment of
any material item;

                           (xiii)   pay any obligation or liability, fixed or
contingent, other than current liabilities or the current portion of long-term liabilities which arise prior to Closing;

                           (xiv)    enter into or become bound by any agreement
or commitment having a term in excess of one year or obligating it to pay more than $25,000 in the aggregate under any such agreement or commitment;

                           (xv)     enter into or become bound by any new or
renewed lease agreements or commitments having an economic value in excess of $50,000 in aggregate;

                           (xvi)    except in the ordinary and normal course of
business consistent with reasonable business practice, waive or compromise any material right or claim;

                           (xvii)   except in the ordinary and normal course of
business consistent with reasonable business practice, cancel, without full payment, any note, loan, or other obligation owing to it;

                           (xviii)  except in the ordinary and normal course of
business consistent with reasonable business practice, directly or indirectly modify, amend, cancel, or terminate any of the material leases, contracts or agreements to which it is a party, including but not limited to the partnership or joint venture commitments;

                           (xix)    except in the ordinary and normal course of
business consistent with reasonable business practice, acquire, lease, dispose of any assets or make or obligate itself to purchase capital expenditures out of the ordinary and normal course of business;

                           (xx)     mortgage, pledge, or be subject to any lien
on any of its assets;

                           (xxi)    take any actions outside the ordinary course
of business that would adversely affect the value of the assets relating to the business of CDFG or any Subsidiary;

                           (xxii)   enter into any agreement obligating it to do
any of the foregoing prohibited acts.

         5.2 Access and Information. At or prior to Closing, the Shareholders, upon reasonable notice, will allow the Buyer, its counsel, accountants, lenders, capital providers and other agents and representatives,
(i) to have full access, during normal business hours, throughout the period prior to Closing to the employees, agents, representatives, affiliates, files, customers, suppliers, lenders, contracts, properties, books and records of CDFG and each Subsidiary, (ii) to discuss its affairs, finances and accounts with its officers and accountants, and (iii) to be furnished all such information concerning the business and affairs of CDFG and each Subsidiary as Buyer or its representatives may reasonably request.

         5.3      No Solicitation.

                  (a) Until this Agreement is terminated in accordance with its terms, none of CDFG, any Subsidiary, or any Shareholder will take any action to (i) initiate the submission of any acquisition, sale, merger financing, or capital transaction with respect to CDFG or any Subsidiary, (ii) cause or allow CDFG or any Subsidiary to enter into any agreement with respect to any acquisition, sale, merger, financing, or capital transaction or (iii) participate in negotiations with, or provide information concerning CDFG or any Subsidiary, their assets, liabilities, or business to any person (including any "person" as defined in Section 13(d)(3) of the Exchange Act) in connection with any acquisition, sale, merger, financing, or capital transaction. During such periods of time, the Shareholders, CDFG and each Subsidiary will promptly communicate to Buyer any solicitation or inquiry received by the Shareholders, CDFG, or such Subsidiary and the terms of any proposal or inquiry that it may receive in respect of any acquisition, sale, merger, financing, or capital transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. Nothing in this Section 5.3 shall be construed as prohibiting the Board of Directors of CDFG or any Subsidiary or the Shareholders from (i) making any disclosure to CDFG shareholders, or (ii) responding to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of this Section
5.3. "Acquisition, sale, merger, financing or capital transaction" means any proposed (i) acquisition, sale, merger, consolidation, financing or similar transaction involving CDFG or any Subsidiary, (ii) sale, lease or other disposition, directly or indirectly, acquisition, sale, merger, consolidation, financing, share exchange or otherwise of all or any substantial part of the assets of CDFG or any Subsidiary, (iii) issue, sale or other disposition of securities representing 5% or more of the voting power of CDFG or any Subsidiary capital stock or (iv) transaction in which any person proposes to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the outstanding CDFG or Subsidiary capital stock.

                  (b) If CDFG or any Subsidiary breaches clause (a) hereof, CDFG shall pay to Buyer, on demand, the sum of One Hundred Thousand Dollars ($100,000.00).

         5.4 Post-Closing Availability. The Shareholders hereby agree that, from time to time after Closing at Buyer's request and without further consideration, they will execute and deliver such other instruments of conveyance, assignment and transfer and take such other action as Buyer may require to more effectively convey, transfer to and vest in Buyer, and to put Buyer in possession of, the assets and properties of CDFG and the Subsidiaries and otherwise to effect the consummation of the transactions contemplated hereby, including, but not limited to, joining with Buyer at Buyer's election in making any tax elections or filings pursuant to Section 368(a)(2)(e) of the Internal Revenue Code of 1986, as amended (the "Code").

         5.5 Employment Agreements. First Colonial hereby agrees to enter into an employment agreement (the "Employment Agreement") with Michael Golden, substantially in the form attached hereto as Exhibit C.

         5.6      [omitted]

         5.7 Best Reasonable Efforts. The Shareholders shall use their best reasonable efforts to consummate the transactions contemplated by this Agreement and to obtain as quickly as practicable the approvals and consents necessary for such consummation.

         5.8 Notice to Customers. Subject to Paragraph 9.5, the Shareholders shall, upon the request of Buyer, cooperate with and assist Buyer in informing customers of CDFG and each Subsidiary of the change in control of CDFG and each Subsidiary.

         5.9 Goodwill Minimization. The Shareholders shall use its best reasonable efforts to help Buyer avoid or minimize the amount of goodwill Buyer will have to record on its books as a result of the transaction contemplated by this Agreement.

         5.10 Disclosure as to Representations and Warranties. The Shareholders shall promptly inform Buyer in writing if at any time the Shareholders, CDFG, or any Subsidiary shall become aware of any fact which would cause any representation or warranty of the Shareholders contained in this Agreement or in any certificate delivered pursuant hereto to not be true and complete at and as of such time in all material respects.

         5.11. Buyer Preferred Stock. Following the Closing, CDFG and the Shareholders shall use their best reasonable efforts to cause the terms of the Buyer Preferred Stock to be amended so as to delete the provisions of Sections 5(f)(i) and (ii) thereof.

                                   ARTICLE VI

                               COVENANTS OF BUYER

         6.1 Notice to Customers. Subject to Paragraph 9.5, Buyer shall cooperate with the Shareholders in informing customers of CDFG and each Subsidiary of the change in control of CDFG and the Subsidiaries.

         6.2 Access and Information. Until the termination of this Agreement, as provided herein, the Buyer, upon reasonable notice, will allow the Shareholders and their counsel, accountants, lenders, capital providers, and other agents and representatives, (i) to have reasonable access, during normal business hours, throughout the period prior to the Closing to the employees, agents, representatives, affiliates, files, customers, suppliers, lenders, contracts, properties, books and records of Buyer, (ii) to discuss its affairs, finances and accounts with its officers and accountants, and (iii) to be furnished all such information concerning the business and affairs of Buyer as the Shareholders or their representatives may reasonably request.

         6.3 Best Reasonable Efforts. Buyer shall use its best reasonable efforts to consummate the transactions contemplated by this Agreement and to obtain as quickly as practicable the approvals and consents necessary for such consummation.

         6.4 Disclosure as to Buyer's Representations and Warranties. Buyer shall promptly inform the Shareholders if at any time Buyer shall become aware of any fact which would cause any representation or warranty of Buyer contained in this Agreement to not be true and complete at and as of such time.

         6.5      Personnel; Options.   After Closing, Buyer shall make
available and grant stock options as set forth in Schedules 2.1 and 2.2 hereof.

         6.6 Registration of Buyer Options. Buyer shall use reasonable efforts to file, on or prior to the date one year from the date of Closing, a registration statement or statements with the SEC on such forms as may be appropriate covering the shares of Buyer Common Stock issuable upon exercise of the Buyer Options.

                                   ARTICLE VII

                                     CLOSING

         7.1      Conditions Precedent to Closing.

                  (a) Buyer's obligation to effect the Merger shall be subject to satisfaction of all of the conditions set forth in this subparagraph 7.1(a) (unless expressly waived in writing by it at, or any time prior to, Closing):

                           (i)      The representations and warranties of the
Shareholders, CDFG and the Subsidiaries contained in this Agreement or in any certificate delivered pursuant hereto by or on behalf of the Shareholders, CDFG, or any Subsidiary shall have been true and complete when made and shall also be true and complete at and as of the time of Closing (except for changes permitted under Section 5.1 of Article V).

                           (ii)      The Shareholders, CDFG, and each Subsidiary
shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by each of them prior to or at Closing to be so performed or complied with.

                           (iii)    The Shareholders shall have delivered to
Buyer a certificate, signed by each of the Shareholders and dated as of the Closing, certifying as to the fulfillment of the conditions set forth in clauses
(i) and (ii) of this subparagraph 7.1(a).

                           (iv)     The President of CDFG and each Subsidiary
shall have delivered to Buyer a certificate, signed by each of them and dated as of the Closing, certifying as to the fulfillment of the conditions set forth in clauses (i) and (ii) of this subparagraph 7.1(a).

                           (v)      No action or proceeding shall have been
instituted and remain pending by or before any court or other governmental body or arbitration tribunal seeking, and there shall not be in effect any injunction, order or decree of a court of competent jurisdiction the effect of which is, (x) to restrain or prohibit or to recover damages in respect of the transactions contemplated by this Agreement, (y) to revoke or suspend any material license, permit, order or approval, or (z) to question the validity or legality of this Agreement or any action taken or to be taken pursuant hereto or the consummation of the transactions contemplated hereby, and there shall be no such action or proceeding pending which, if adversely determined, would materially and adversely affect, or injunction, order or decree in effect which materially and adversely affects, the business, financial condition and operations of CDFG or any Subsidiary.

                           (vi)     The NASD Approval shall have been obtained.

                           (vii)    All lessors under leases and parties to
agreements of CDFG and each Subsidiary, other than such leases and agreements which do not require consent for the consummation of the transactions contemplated by this Agreement, shall have consented in writing to the consummation of the transactions contemplated hereby. At Closing, the Shareholders shall deliver to Buyer copies of all consents referred to in the preceding sentence.

                           (viii)   The Shareholders shall have furnished Buyer
with an opinion of counsel as to the status of the Shareholders, CDFG, and each Subsidiary and the transactions contemplated by this Agreement substantially in the form of Exhibit G.

                           (ix) Since December 31, 1999, except as set forth on
Schedule 7.1, there shall not have been any material adverse change in the business, financial condition or operations of CDFG or any Subsidiary.

                           (x)      All corporate proceedings in connection with
the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in all material respects in substance and form to Buyer;

                           (xi)     The Employment Agreements attached hereto as
Exhibit C shall have been executed by Michael Golden

                           (xii)    [omitted]

                           (xiii)   The originals (to the extent reasonably
available to the Shareholders) or duplicates of all of the minute books, stock books and all other corporate and business records or documents of CDFG and each Subsidiary shall have been delivered or made available to Buyer;

                           (xiv)    Either an affidavit that the Shareholders
is not a foreign person (as provided in I.R.C. Sec. 1445(b)(2) or an affidavit of CDFG and each Subsidiary that complies with I.R.C. Sec. 1445(b)(3) shall have been properly executed.

                           (xv)      All books and records of CDFG and
Subsidiary shall have been delivered or made available to Buyer at a location specified by Buyer.

                           (xvi)    The holders of a majority of the CDFG Common
Stock entitled to vote shall have approved this Agreement by written consent or at a duly noticed annual or special meeting of CDFG's shareholders.

                           (xvii)   At Closing, the consolidated net working
capital of CDFG and its Subsidiaries shall be at least the Minimum Combined Net Working Capital; the net capital of First Colonial shall be at least the Minimum Required Focus Net Capital; and CDFG shall have at least $800,000 in cash on hand, excluding any amounts contributed by Buyer hereunder and any capital attributable to NW Holdings, Inc. or First Level Securities, Inc.

                           (xviii)  The Shareholders shall have provided the
Financial Statements to Buyer.

                           (xix)    The Shareholders shall have executed the
Closing Escrow Agreement and shall have pledged the Closing Escrow Shares pursuant thereto.

                           (xx)     CDFG shall have delivered the Certificate of
Merger.

                           (xxi)    The results of Buyer's due diligence of CDFG
and Subsidiary shall be satisfactory to Buyer in its sole discretion.

                           (xxii)   The Shareholders shall have executed a
Stockholders Agreement in the form of Exhibit F hereto.

                           (xxiii)  Holders of no more than an aggregate of
400,000 shares of CDFG Common Stock shall have failed to grant their consent to the Merger.

                  (b) The Shareholders' obligation to close the Merger shall be subject to satisfaction of all of the conditions set forth in this subparagraph 7.1(b) (unless expressly waived in writing by it at, or any time prior to, Closing):

                           (i)      The representations and warranties of Buyer
contained in this Agreement or in any certificate delivered pursuant hereto by or on behalf of Buyer shall have been true and complete when made and shall also be true and complete at and as of the time of Closing.

                           (ii)     Buyer shall have caused all covenants,
agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing to be so performed or complied with.

                           (iii)    Buyer shall have delivered to the
Shareholders a certificate, signed by its chairman, president or a vice president, and dated as of the Closing, certifying as to the fulfillment of the conditions sat forth in clauses (i) and (ii) of this subparagraph 7.1(b).

                           (iv)     There shall not be in effect any injunction,
order or decree of a court of competent jurisdiction that prohibits or delays consummation of the Merger and no action or proceeding alleging that the consummation of the Merger violates or will violate any federal or state law, rule or regulation shall have been instituted by or before any court or governmental body to restrain or prohibit the Shareholders from selling, or to recover damages from the Shareholders in respect of the Merger, unless Buyer elects to fully indemnify and defend the Shareholders in respect thereof.

                           (v)      The NASD Approval shall have been obtained.

                           (vi)     Buyer shall have furnished CDFG and the
Shareholders with an opinion of counsel as to the status of Buyer and the transactions contemplated by this Agreement substantially in the form of Exhibit H.

                           (vii)    All corporate proceedings in connection with
the transactions contemplated by this Agreement and all documents and instruments incident thereto, shall be reasonably satisfactory in all material respects in substance and form to the Shareholders.

                           (viii)   Buyer shall have furnished evidence to the
reasonable satisfaction of the Shareholders of a contribution of the sum of $500,000 to CDFG to be used as set forth in Section 2.9 hereof.

                           (ix)     Buyer shall have delivered the Merger
Consideration to the Shareholders in such amounts as described in Paragraph 2.2 hereof, subject to the contribution of the Closing Escrow Shares pursuant to the Closing Escrow Agreement as described in Paragraph 2.8 hereof.

                           (x)      The board of directors of Buyer shall have
approved this Agreement.

                                  ARTICLE VIII

                            POST-CLOSING OBLIGATIONS

         8.1 Closing Balance Sheet. In connection with Closing, CDGF shall present its management's internal accounting of the balance sheets and working capital of CDFG and the Subsidiaries as of the date of Closing (the "Closing Balance Sheet") and management's representation affirming such balance sheet. The Closing Balance Sheet shall fairly represent the financial position of CDFG and Subsidiary as of the date specified; and the combined net working capital of CDFG and required net capital of First Colonial shall not be less than as reflected on the current financial statements of each of CDFG and First Colonial dated as of October 31, 2000. The Shareholders shall prepare the Closing Balance Sheet and deliver it to

Buyer no later than twenty (20) business days following the Closing. Buyer shall have twenty (20) business days following receipt thereof to review the Closing Balance Sheet and to agree to any adjustments to the same, if and as appropriate. If Buyer and the Shareholders cannot agree on said adjustments, then their respective accountants shall designate a third independent accountant to review and finally determine any disputed adjustments and to assess his expenses against any or all of the parties, as he shall deem appropriate. The Shareholders, CDFG and the Subsidiaries represent and warrant that the Closing Balance Sheet, as finally determined, shall reflect a combined net working capital of at least the Minimum Combined Net Working Capital for CDFG and net capital of at least the Minimum Required Focus Net Capital for First Colonial. If it is determined that CDFG and the Subsidiaries have not so achieved the Minimum Combined Net Working Capital and the Minimum Required Focus Net Capital, the Shareholders shall be jointly and severally liable for making immediate payment to cure said shortfall(s) by delivering certified funds in the amount(s) thereof to Buyer. The Buyer shall have the right, in its sole discretion, utilize part or all of the Closing Escrow Shares to satisfy part or all of the Shareholders' obligations hereunder; and for such purposes, the Closing Escrow Shares shall be valued at their Market Value, as herein defined, as of the date such shares are released from escrow to the Buyer.

         8.2 Consolidated Financial Statements. Buyer shall prepare and the Shareholders shall cooperate in the preparation of consolidated financial statements of CDFG, the Subsidiaries and Buyer as required by SEC rules and regulations.

         8.3 Cooperation. Following the Closing, the Shareholders shall cooperate in the execution of any documents, and the taking of any actions which are reasonable and necessary to effectuate the transaction contemplated by this Agreement and the achievement of its intended objectives.

         8.4 Buyer's Board of Directors. Simultaneously with the Closing, Buyer agrees to cause Michael Golden to be nominated as a director to the Board of Directors of Buyer. Buyer agrees to cause Michael Golden to be nominated for re-election at Buyer's next annual meeting of shareholders.

         8.5 Power of Attorney. CDFG, Subsidiary and the Shareholders, hereby irrevocably appoint and designate Michael Golden and Ben Lichtenberg as their collective and individual true and lawful attorneys in their place and stead to execute and to deliver all documents and instruments and to undertake and perform any and all actions which may be reasonable and necessary at all times following Closing to effectuate the transactions contemplated by this Agreement and the achievement of its intended objectives.

         8.6      Loans.

         (a) $500,000 in principal amount of the Shareholder Loans extended by Michael Golden shall be repaid as set forth in the Letter Agreement attached hereto as Exhibit J (the "Loan Side Letter"). The remainder of such $500,000 principal amount of Shareholder Loans not repaid in accordance with the Loan Side Letter will remain outstanding, and the debt instruments evidencing such Shareholder Loans shall be assumed by or guaranteed by Buyer.

         (b) $500,000 in principal amount of the Shareholder Loans extended by Michael Golden will be converted into shares of Series B Preferred Stock of Buyer, in the form attached hereto as Exhibit I (the "Series B Preferred Stock"). Among other things, the Series B Preferred Stock will carry a 7% dividend yield and will be redeemable at the option of the holder thereof upon a third party equity investment in Buyer yielding proceeds (net of commissions and direct expenses) of a minimum of $500,000.

         8.7. Golden Obligations. Buyer agrees to use commercially reasonable efforts to cause Golden to be released from his personal liability under the agreements listed on Schedule 8.7.

                                   ARTICLE IX

                 INDEMNIFICATION; DUE DILIGENCE; CONFIDENTIALITY

         9.1 Indemnification by The Shareholders. The Shareholders hereby indemnify and agree to jointly and severally hold Buyer, its shareholders, directors, officers, employees, attorneys, agents, and affiliates harmless from, against, and in respect of (and shall on demand reimburse any such entity for):

                  (a) Any and all loss, liability, or damage suffered or incurred by Buyer or its shareholders, directors, officers, employees, attorneys, agents, and affiliates by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by the Shareholder, CDFG, or any Subsidiary contained in this Agreement or in any certificate delivered to Buyer pursuant hereto;

                  (b) Any and all Taxes payable by Buyer or its affiliates or any entity with which any of the foregoing are consolidated attributable to the business and operations of CDFG and the Subsidiaries for periods prior to the Closing;

                  (c) Any amounts for which CDFG or the Surviving Corporation shall be liable in connection with any appraisal proceeding by shareholders under the Delaware Law, to the extent that the aggregate of such liability exceeds the Market Value (determined as of the date such liability is determined, whether by the judgement of a court of competent jurisdiction or by settlement) of the shares to which such shareholders would have been entitled hereunder in the absence of such proceeding;

                  (d) Any amounts (without duplication for any indemnity required under clause (a) hereof) for which CDFG, the Surviving Corporation, First Colonial or any Subsidiary or any of their respective shareholders, directors, officers, employees, attorneys, agents, and affiliates shall be liable in connection with (i) any of the matters set forth on Schedule 3.10 hereof, (ii) any matter that, by the terms of the Agreement, was required to have been set forth on Schedule 3.10 hereof, and (iii) all matters that were not required to be set forth on Schedule 3.10 hereof by virtue of their being Non-Material Claims, in each case to the extent such amounts exceed the sum of
(x) any amount paid in connection with such matter by the carrier of CDFG's existing errors and omissions insurance and (y) any deductible applicable thereto under such errors and omissions insurance; and

                  (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof or in connection with any investigation thereof, or in enforcing this indemnity.

         9.2 Survival of Representations and Warranties. Each representation and warranty, covenant and agreement made by either party hereto in this Agreement or in any document, certificate, or other instrument delivered pursuant to this Agreement shall survive the Closing and until the third anniversary of the Closing, but only if a claim initiated by a party hereto with respect thereto is made in a notice given to the party against whom such claim is made on or before such date; however, the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.9, 3.10 and 3.22 shall survive for a period of seven years following the Closing.

         9.3 The Shareholders' Breach and Payment with Closing Escrow. Buyer and the Shareholders agree that should the Buyer or its shareholders, directors, officers, employees, attorneys, agents, and affiliates suffer any losses, damages, or liabilities ("Losses") due to a breach by the Shareholders of any representations or warranties or covenants contained herein, then the Buyer shall be able to retain the Closing Escrow Shares held in the Closing Escrow pursuant to Paragraph 2.8 hereof or a portion thereof in an amount sufficient to offset any such loss or damage. For purposes hereof, such shares shall be valued at their Market Value as of the date of release from such escrow. Retention of all or part of such shares shall not be Buyer's sole remedy under law or equity. In the event of a dispute as to whether the Buyer is entitled to retain any Closing Escrow Shares, the Buyer and the Shareholders shall be subject to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association with the hearing to be held in Ft. Lauderdale, Florida, by three arbitrators who shall be appointed pursuant to said rules. Said arbitrators shall be authorized to award attorney's fees and expenses to the prevailing party and to assess and allocate the costs of arbitration to the losing party. Nothing in this paragraph shall prevent any party hereto from resorting to judicial proceedings if interim relief from a court is necessary to prevent serious or irreparable injury.

         9.4 Limitations on Indemnification. The Shareholders will not be liable under this Agreement for Losses resulting from the inaccuracy or breach of any representation or warranty until such Losses exceed in the aggregate $50,000 and, in that event, the damaged party shall be entitled to recovery of all Losses, including those less than the aggregate amount of $50,000. The limitations imposed by this Paragraph 9.4 shall not apply to any (i) intentional, reckless, dishonest, fraudulent, illegal, criminal, or malicious act by Seller, (ii) intentional, reckless, dishonest, fraudulent, illegal, criminal, or malicious breach by Seller of any representation, warranty, or covenant herein, (iii) breach of Section 3.10 hereof, or (iv) amounts payable under 9.1(d) hereof.

         9.5 Third Party Claims. In order for Buyer or its shareholders, directors, officers, employees, attorneys, agents, and affiliates (the "Indemnified Party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person, firm, governmental authority or corporation against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the Shareholders (the "Indemnifying Party") in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Indemnifying Party shall have previously received knowledge thereof, but the failure to so notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within a reasonable time after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

                  (a) If a Third Party Claim is made against the Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof, and if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnifying Party in connection with the defense thereof, other than reasonable costs of investigation. If the Indemnifying Party elects to so assume the defense of a Third Party Claim, the Indemnified Party (i) will cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (ii) will not admit any liability with respect to, or settle, compromise, or discharge, any Third Party Claim without the indemnifying party's prior written consent, and (iii) will agree to any settlement, compromise, or discharge of a Third Party Claim which the Indemnifying Party may recommend if (y) the sole relief provided against the Indemnified Party is monetary damages which are paid by the Indemnifying Party and the Indemnified Party is completely released in connection with such Third Party Claim, and (z) such settlement, compromise or discharge involves no finding or admission of any violation of law or of the rights of any person or of any breach of any agreement by the Indemnified Party;

                  (b) In the event the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such Third Party Claim within a reasonable time under the circumstances, the Indemnified Party may defend the same in such manner as it may deem appropriate, including, but not limited to settling such claim or litigation after giving notice of same to the Indemnifying Party on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will promptly reimburse the Indemnified Party in accordance with the provisions of this Paragraph 9.4; and

                  (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is reasonable probability that an action may materially and adversely affect it or its affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such action, but the Indemnifying Party shall be entitled to participate therein (with control remaining with the Indemnified Party) and shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

         9.5      Confidentiality.

                  (a) For a period of two years from the date of this Agreement, the Shareholders will hold in confidence and use its reasonable efforts to have all its affiliates, employees, agents, representatives, lenders and capital providers hold in confidence all of the books, records, financial information, customer lists, business plans, operating plans, or other knowledge or information of a confidential or proprietary nature (the "Confidential Information") with respect to Buyer and, if the Closing does occur, with respect to CDFG and each Subsidiary and will not disclose, publish, use (except as required in connection with the transaction contemplated by this Agreement), or permit others to disclose, publish, or use the same, provided, however, that the foregoing restriction shall not apply to any Confidential Information which (i) becomes generally available to the public in any manner or form through no fault of the Shareholders, its employees, agents, or representatives, (ii) is independently developed by the Shareholders without benefit of the above-described information, or rightfully received from another source on a nonconfidential basis, (iii) is released for disclosure with Buyer's consent, (iv) is required to be provided, published or used by law, or by a court or a governmental agency (the Shareholders agree to give Buyer prior notice of any such required disclosure so as to afford Buyer at its expense the opportunity to seek an appropriate protective order), (v) is necessary in connection with a bona fide dispute in order to seek an appropriate protective order; or (vi) is necessary in connection with a bona fide dispute in order to establish rights under this Agreement. In the event the Closing does not occur, the Shareholders shall promptly return to Buyer all Confidential Information and non-public documents obtained from Buyer and any copies of such documents made for or by Buyer.

                  (b) Buyer has held and will continue to hold such Confidential Information as it receives from the Shareholders in confidence and will not prior to the Closing furnish such information to its affiliates, employees, agents, representatives, lenders or funding sources for any use other than in evaluating and implementing the transactions contemplated in this Agreement. In the event the Closing does not occur, Buyer shall promptly return to the Shareholders all Confidential Information and non-public documents obtained from the Shareholders and any copies of such documents made for or by Buyer. For a period of three years from the date of termination of this Agreement if the Closing does not occur, Buyer will hold in confidence and use its reasonable efforts to have all its affiliates, employees, agents, representatives, lenders and funding sources who had access to Confidential Information with respect to te Shareholders, CDFG and each Subsidiary to hold such information in confidence and not disclose, publish, use or permit others to use the same; provided, however, that the foregoing restrictions shall not apply to any portion of the foregoing which (i) becomes generally available to the public in any manner or form through no fault of Buyer, its employees, agents or representatives, (ii) is independently developed by Buyer without benefit of the above-described information, or rightfully received from another source on a nonconfidential basis, (iii) is released for disclosure with the Shareholders's consent, or (iv) is required by a court or a governmental agency (and Buyer agrees to give the Shareholders prior notice of any such required disclosure so as to afford the Shareholders at its expense, the opportunity to seek an appropriate protective order or other remedy and/or waive compliance with this provision) or is otherwise required by law or is necessary in order to establish rights under this Agreement.

                  (c) Any consent or waiver of compliance with any provision hereof shall be effective only if in writing, and no such consent or waiver shall be deemed to extend beyond the particular subject thereof.

                  (d) If any provision of this Paragraph 9.5 is determined to be void or unenforceable, the remaining provisions shall nonetheless constitute valid and enforceable obligations of the parties hereto.

         9.6 Specific Performance. In the event of any breach or threatened breach by either party of the provisions of Paragraph 9.5 of this Agreement, the other party shall be entitled in respect thereof to an injunction or other appropriate order (without the necessity of setting any bond in connection therewith or demonstrating that any harm will result from this breach thereof) restraining such party from violating such provisions or requiring such party to perform its obligations hereunder. In the event that any court of competent jurisdiction determines such provisions to be too broad to enforce as written, such court is authorized by the parties to construe and enforce such provisions only to the broadest extent permitted by law.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1     Termination.

                  (a) In the event that the Closing has not occurred by February 15, 2001, this Agreement (except for Section 10.4) shall be terminated and declared null and void except for the assertion of any claim for breach of this Agreement which any party herein may assert against another party herein.

                  (b) If CDFG fails to close the transaction for any reason other than a failure to obtain NASD Approval or a breach of this Agreement by Buyer, then CDFG shall be required to pay Buyer, within ten (10) days of such failure, a fee of $100,000 as liquidated damages. If Buyer fails to close the transaction for any reason other than a failure to obtain NASD Approval or a breach of this Agreement by CDFG or the Shareholders, then the Buyer shall be required to pay CDFG, within ten (10) days of such failure, a fee of $100,000 as liquidated damages.

         10.2 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date delivered personally or by confirmed facsimile as set forth below; (ii) two (2) days after being sent by Express Mail or such other similar service (i.e., Federal Express) and addressed as set forth below; or (iii) four (4) days after being mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as set forth below, as follows:

                           If to The Shareholders:

                                       Colonial Direct Financial Group, Inc.
                                       3010 N. Military Trail, Suite 300
                                       Boca Raton, Florida 33431
                                       Attn:  Michael Golden
                                       Fax:  (561) 981-1089

             With a copy to:           Dreier Baritz & Colman
                                       150 E. Palmetto Park Road, Suite 401
                                       Boca Raton, Florida 33432
                                       Attn:  Neil S. Baritz, Esq.
                                       Fax:  (561) 750-5045

             If to Buyer:              vFinance.com, Inc.
                                       6600 North Andrews Avenue, Suite 304
                                       Fort Lauderdale, FL 33309
                                       Attn: D. Carr Moody, CFO
                                       Facsimile: (954) 252-4551

             With a copy to:           Sims Moss Kline & Davis LLP
                                       400 Northpark Town Center, Suite 310
                                       1000 Abernathy Road, N.E.
                                       Atlanta, Georgia 30328
                                       Attn: Raymond L. Moss, Esq.
                                       Facsimile:  (770) 481-7210

or to such other address as a party shall have designated to the other by like notice.

         10.3 Entire Agreement; Amendments. This Agreement (i) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, understandings, representations or warranties, both written and oral, between the parties with respect to the subject matter hereof, (including, but not limited to, that certain letter of intent dated November 7, 2000 between the parties hereto) and (ii) may be amended or modified only by a written instrument executed by the parties hereto.

         10.4 Expenses. Except as otherwise expressly herein provided, each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel and accountants) incidental to the preparation and carrying out of this Agreement. The Shareholders, CDFG and each Subsidiary, on the one hand, and Buyer on the other, shall pay their respective expenses before Closing; and said respective expenses shall not become the other party's obligation after Closing.

         10.5 Transfer Taxes. Any and all sales, documentary, conveyance or the transfer taxes levied by any federal, state, or local government or authority which become payable by reason of the Merger (excluding any taxes based on income) shall be borne by the Shareholders.

         10.6 Brokers. Except as set forth in Schedule 10.6, each party represents to the other that it has not used the services of a broker and that no broker or finder shall be entitled to any compensation in connection with the transaction contemplated by this Agreement by reason of such party's actions. CDFG and the Shareholders jointly and severally agree to indemnify Buyer against any claim by any third person for any commission, brokerage fee, finder's fee or other payment alleged to be due as a result of this transaction based upon any alleged agreement or understanding between such third person and the Shareholders, CDFG or any Subsidiary, whether expressed or implied from the actions of the Shareholders or its agents. Buyer agrees to indemnify the Shareholders against any claim by any third person for any commission, brokerage fee, finder's fee or other payment alleged to be due as a result of this transaction based upon any alleged agreement or understanding between such third person or Buyer, whether expressed or implied from the actions of Buyer or its agents.

         10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

         10.9 Knowledge. Whenever any provision of this Agreement makes any statement "to the knowledge" of any entity, other than a living person, or that any such entity "knows" some fact or similar formulation, such entity will be deemed to have such knowledge or know such fact if any officer, director or executive employee of such entity shall have knowledge of such fact.

         10.10 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of Florida without giving effect to its choice of law provisions.

         10.11 Waiver. No provision in this Agreement shall be deemed waived by course of conduct, including the act of Closing under Article VII, unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

         10.12 Schedule and Exhibits. The schedules and exhibits attached hereto shall be deemed to be incorporated by reference to this Agreement as if fully set forth herein.

         10.13 Announcements. Except to the extent required by law, prior to Closing neither party shall make any public announcement or other disclosure with respect hereto or the transactions contemplated hereby or disclose the terms hereof to any third party without the consent of the other, which consent shall not be unreasonably withheld, provided, however, that nothing contained herein will prevent any party from promptly making all filings with applicable governmental entities that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement so long as such party gives timely notice to the other parties of the anticipated disclosure and cooperates with the other parties in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of all information furnished by the other parties pursuant to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                      vFINANCE.COM, INC.


                                      By:      /s/ Leonard J. Sokolow
                                         ---------------------------------------
                                      Name:    Leonard J. Sokolow
                                      Title:   Chief Executive Officer

                                      COLONIAL ACQUISITION CORP.


                                      By:      /s/ Leonard J. Sokolow
                                         ---------------------------------------
                                      Name:    Leonard J. Sokolow
                                      Title:   Chief Executive Officer


                                      COLONIAL DIRECT FINANCIAL
                                       GROUP, INC.


                                      By:       /s/ Michael Golden
                                         ---------------------------------------
                                      Name:    Michael Golden
                                      Title:
                                            ------------------------------------

                                      THE SHAREHOLDERS:


                                      MICHAEL GOLDEN

                                      /s/ Michael Golden
                                      ------------------------------------------
                                      Address:


                                      BEN LICHTENBERG

                                      /s/ Ben Lichtenberg
                                      ------------------------------------------
                                      Address: